UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-25177
                                                                       ---------

                       ADVANCED ENGINE TECHNOLOGIES, INC.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

       11150 W. Olympic Blvd., Suite 1050, Los Angeles, California 90064;
                                 (310) 914-9599
       ------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
       ------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
       ------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]               Rule 12h-3(b)(1)(i)    [X]
    Rule 12g-4(a)(1)(ii)    [X]               Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:
                                      452
       ------------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Advanced Engine Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 28, 2005                       By: /s/ Carroll Shelby
       --------------                           ------------------
                                                    Carroll Shelby
                                                     President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name of the person signing the form shall by typed or printed under the signature.